Exhibit 99.1

For:	Calavo Growers, Inc. (Nasdaq-GM: CVGW)

Contact:	Calavo Growers, Inc.
Lee Cole (investors)
805-525-1245
or
Foley/Freisleben LLC
Jerry Freisleben (media, general information)
213-955-0020
CALAVO GROWERS, INC. ANNOUNCES
FISCAL 2008 SECOND QUARTER, SIX-MONTH RESULTS

Second-Quarter Highlights Include:
•	Revenues Surge 43 Percent to $98.8 Million—Highest Single-Period Sales in Company History

•	Solid Profitability Propelled by Growth in All Business Segments

•	SG&A as a Percentage of Total Revenue Declines 215 Basis Points on Cost Discipline

•	California Avocado Sales Jump 79 Percent Year to Year

•	Diversified Fresh Product Revenues (“Excluding Avocados”) Vault 120 Percent from Last Year

•	Processed Product Sales Advance 14 Percent on Guacamole Strength
SANTA PAULA, Calif. (June 4, 2008)—Calavo Growers, Inc. (Nasdaq-GM: CVGW), the worldwide leader in avocado marketing and an expanding provider of other fresh commodity-produce items, today reported solidly profitable fiscal 2008 second quarter and first-half operating results.
          For the three months ended April 30, 2008, revenues surged 43 percent to $98.8 million—the highest quarterly total in company history—from $69.1 million in the corresponding period last year. Substantial growth in both of Calavo’s business segments—fresh products and processed products—contributed to the company’s strong top-line performance. Net income in the most recent period totaled $1.6 million, equal to $0.11 per diluted share, which compares with $2.6 million, or $0.18 per diluted share in the like quarter of fiscal 2007.
- more -

Calavo Growers Announces Fiscal 2008 Second Quarter Results/2-2-2
          Fiscal 2008 first-half revenues advanced to a record $171.0 million, a 35 percent gain from $126.4 million one year earlier. Net income totaled $2.3 million, or $0.16 per diluted share, versus $3.9 million, approximating $0.27 per diluted share, in the initial six months of fiscal 2007.
          Chairman, President and Chief Executive Officer Lee E. Cole said that profit was constrained by the effects of substantially higher costs for Mexican fresh avocados, “which reduced Calavo’s operating performance in the second quarter. With California avocado packing not accelerating until the final month of the quarter, and the Chilean fruit harvest ebbing early in the period primarily due to the freeze that took place in July of 2007, we were reliant on Mexican volumes to satisfy fresh and processed-product demand.”
          The Calavo CEO continued: “To our considerable satisfaction, during the latter portion of the second period, advancing California fresh-avocado volumes contributed to improved efficiencies and incremental margin, partially mitigating the high Mexican fruit costs.”
          With respect to the company’s robust top-line year-over-year growth in the second quarter, Cole noted that:
•	California avocado sales rose 79 percent. Nearly 60 percent of California avocado sales came in the latter portion of the period.

•	Sales of fresh avocados sourced and packed in Mexico climbed 20 percent.

•	Fresh diversified product revenues surged 120 percent, principally on the strength of tomato and pineapple sales.

•	Processed product segment sales moved up 14 percent in the most recent period driven, in part, by demand for Calavo’s ultra-high-pressure guacamole, which continues penetrating new accounts in both retail and food service sectors.
          Elaborating further, Cole stated that fresh avocado sales are benefiting from strong growth and customer acceptance of the company’s value-added services, including bagged fruit and ProRipeVIP™ pre-conditioning initiatives.
- more -

Calavo Growers Announces Fiscal 2008 Second Quarter Results/3-3-3
          “We are creating a substantial market of customers who require premium services, such as avocados ripened to specification. In turn, these programs are proving to be of significant interest to many of our customers,” said Cole. “One of these new customers is a leading Canadian supermarket chain, which we began shipping to during the second quarter. Our Value Added Depots in California and New Jersey provide us with the capability to supply fresh, preconditioned avocados to western and eastern Canada, respectively.”
          Even while supporting $29.6 million in additional revenue in the most recent quarter, sales, general and administrative (SG&A) expense fell $74,000 versus last year’s second period. As a percentage of total revenue, SG&A declined by 215 basis points from 6.9 percent in the fiscal 2007 second quarter to approximately 4.8 percent this year.
          Cole stated: “The company’s demonstrated ability to deliver top-line velocity while moderating selling and administrative costs is enormously gratifying. There is no stronger proof point for Calavo’s ability to fold incremental sales volumes into our well-developed infrastructure without incurring additional costs.”
          “As I routinely say with great pride, Calavo’s corporate culture places considerable precedence on a rigorous cost-containment discipline. To be able to rein in sales and administrative expenses, particularly amid a broader economic climate where prices are rising sharply, makes Calavo’s SG&A metrics all the more impressive.”
Looking Forward: Fiscal 2008 Third Quarter and Beyond
          Turning to the picture ahead, the company begins its fiscal 2008 third quarter “in a strong, enviable position—both operationally and financially,” Cole said. “California fresh avocado volumes are ratcheting up sharply which should bring substantial efficiencies to our scale-driven packinghouses.”
- more -

Calavo Growers Announces Fiscal 2008 Second Quarter Results/4-4-4
          “As the fiscal third quarter is historically our largest with respect to California volume, initial company estimates indicate that approximately 45 percent of our growers’ total harvest will pass through our packinghouses this period. The seasonally larger California volume is expected to reduce reliance on Mexican-grown avocados which, in turn, should also favorably impact near-term profitability,” Cole said.
          Cole continued, “Our processed product business segment continues to execute—we are extremely pleased with the performance in this unit. Revenues have advanced on a sequential basis for the past 12 consecutive quarters and gross margins remain solid despite substantially higher costs year to year for Mexican fruit used in the processed operations. A larger Mexican avocado harvest is expected to ease fruit prices later this fiscal year and, in turn, should prospectively benefit our margins in the processed segment.
          “We continue to aggressively pursue acquisitions and additional fold-ins that can propel future growth, as well,” Cole said. “To that end, subsequent to the close of the second quarter, the company announced the appointment of Michael Lippold to the newly created post of director-strategic development. Mike, a veteran securities analyst, will be instrumental in helping us identify and evaluate the many acquisition opportunities that come across the company’s transom. Moreover, it is indicative of this CEO’s precedence on expansion—I have set a bold yet, in my view, attainable goal.
          “We turn the corner into the second half of fiscal 2008 with all the strategic pieces in place to achieve a very successful year. I am confident and enthusiastic about Calavo’s prospects and opportunities moving forward. The end game, of course, is a stronger, more profitable company that builds value for our shareowners. In pursuit of that goal, we are proceeding on the right course,” Cole concluded.
- more -

Calavo Growers Announces Fiscal 2008 Second Quarter Results/5-5-5
About Calavo
Calavo Growers, Inc. is a worldwide leader in the procurement and marketing of fresh avocados and other perishable foods, as well as the manufacturing and distribution of processed avocado products. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados and other perishable foods allows the company to deliver a wide array of fresh and processed food products to food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Report on Form 10-K for the year ended October 31, 2007. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
# # #

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(All amounts in thousands, except per share amounts)

	April 30,	October 31,
	2008	2007

Assets
Current assets:
Cash and cash equivalents	$2,658	$967
Accounts receivable, net of allowances of $2,483 (2008) and $2,271 (2007)	36,593	25,992
Inventories, net	14,933	8,359
Prepaid expenses and other current assets	6,017	4,911
Advances to suppliers	11,173	2,292
Income tax receivable	293	1,539
Deferred income taxes	2,525	2,525

Total current assets	74,192	46,585
Property, plant, and equipment, net	22,091	20,888
Investment in Limoneira	43,214	48,962
Investment in Maui Fresh, LLC	540	403
Goodwill	3,591	3,591
Other assets	7,651	7,589

	$151,279	$128,018

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$9,603	$2,414
Trade accounts payable	2,837	2,643
Accrued expenses	28,412	12,227
Short-term borrowings	13,250	6,630
Dividend payable	—	5,030
Current portion of long-term obligations	1,361	1,307

Total current liabilities	55,463	30,251
Long-term liabilities:
Long-term obligations, less current portion	14,163	13,106
Deferred income taxes	8,440	10,658

Total long-term liabilities	22,603	23,764
Commitments and contingencies Total shareholders’ equity	73,213	74,003

	$151,279	$128,018

CALAVO GROWERS, INC.
CONSOLIDATED CONDENSED STATEMENTS OF INCOME (UNAUDITED)
(All amounts in thousands, except per share amounts)

	Three months ended		Six months ended
	April 30,		April 30,
	2008	2007	2008	2007

Net sales	$98,777	$69,147	$171,018	$126,391
Cost of sales	91,483	59,993	157,695	110,318

Gross margin	7,294	9,154	13,323	16,073
Selling, general and administrative	4,701	4,775	9,451	9,357

Operating income	2,593	4,379	3,872	6,716
Interest expense	(346)	(381)	(694)	(681)
Other income, net	398	244	659	388

Income before provision for income taxes	2,645	4,242	3,837	6,423
Provision for income taxes	1,033	1,655	1,493	2,505

Net income	$1,612	$2,587	$2,344	$3,918

Net income per share:
Basic	$0.11	$0.18	$0.16	$0.27

Diluted	$0.11	$0.18	$0.16	$0.27

Number of shares used in per share computation:
Basic	14,403	14,294	14,389	14,294

Diluted	14,514	14,398	14,504	14,380